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                                    EXHIBIT 23.2


























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    INDEPENDENT AUDITORS' CONSENTS




    We consent to the incorporation by reference in this Registration Statement of Orion Capital Corporation on Form S-3 of our reports dated February 22, 1994 and April 15, 1994 appearing in the Annual Report on Form 10-K of Orion Capital Corporation for the year ended December 31, 1993, as amended by Form 10-K/A dated April 28, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.





    Hartford, Connecticut
    May 23, 1994









    We consent to the incorporation by reference in this Registration Statement of Orion Capital Corporation on Form S-3 of our report dated February 21, 1994 appearing in the Annual Report on Form 10-K of Guaranty National Corporation for the year ended December 31, 1993.





    Denver, Colorado
    May 23, 1994